Exhibit 99.1

DCAP Group, Inc.
1158 Broadway
Hewlett, NY 11557
Phone: (516) 374-7600
Fax: (516) 295-7216
www.dcapgroup.com
News Release

IMMEDIATE

Investor Contact:
Barry B. Goldstein
DCAP Group, Inc.
(516) 374-7600

DCAP MANAGEMENT CORP. APPOINTS
CURT M. HAPWARD AS ITS PRESIDENT

HEWLETT, NY - August 23, 2007 (BUSINESS WIRE) - DCAP Group, Inc. (NASDAQ: DCAP - News) (“DCAP”), the largest chain of independent storefront insurance agencies in the Northeast, announced today that its wholly owned subsidiary, DCAP Management Corp., appointed Curt M. Hapward as its President.

Mr. Hapward, 38, brings to DCAP his experience in strategic planning, market development, operations, sales, administration and compliance for franchised and company-owned multi-site businesses. Formerly with Jackson Hewitt Tax Service Inc. (NYSE: JTX) in Parsippany, New Jersey, Mr. Hapward served as the company’s Vice President of Franchise Sales Administration and Compliance. While at Jackson Hewitt, Mr. Hapward assisted in creating new strategies that enabled the company to achieve outstanding growth. Prior to joining Jackson Hewitt, Mr. Hapward practiced law at Riker, Danzig, Scherer, Hyland & Perretti, LLP in Morristown, New Jersey.

Mr. Hapward earned a Master of Laws from New York University School of Law in 2000, a Juris Doctor magna cum laude from Seton Hall University School of Law in 1997, a Master of Business Administration from Seton Hall University Stillman School of Business in 1997, and a Bachelor of Arts from Muhlenberg College in 1991. Mr. Hapward is currently a licensed CPA in Pennsylvania.

Commenting on the announcement, Barry Goldstein, CEO and Chairman of DCAP, stated, “Curt’s extensive background in franchising coupled with his focus on customer service provides him with a unique understanding of our business. DCAP is very excited and pleased to have Curt on our management team.”

About DCAP Group

DCAP Group, Inc. owns and operates the largest chain of independent storefront insurance agencies in the Northeast. Through DCAP Insurance, Barry Scott Insurance, Atlantic Insurance Agency and Accurate Agency, DCAP Group provides automobile insurance (and to a lesser extent, motorcycle and homeowners), enhanced by complimentary premium financing capabilities, to retail customers in New York and Pennsylvania. Other products include automobile club service for roadside emergencies and income tax preparation services. As of August 20, 2007, DCAP had 71 owned or franchised storefront locations.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in DCAP’s latest Annual Report filed with Securities and Exchange Commission under Form 10-KSB.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

#           #           #